Exhibit 5.4

December 22, 2015

Omega Healthcare Investors, Inc.

200 International Circle

Suite 3500

Hunt Valley, Maryland 21030

Re:	Registration Statement on Form S-3 filed by Omega Healthcare Investors, Inc. et al

Ladies and Gentlemen:

We have served as special counsel to OHI (Indiana), LLC, an Indiana limited liability company (the "Opinion Subsidiary"), a wholly owned, indirect subsidiary of Omega Healthcare Investors, Inc., a Maryland corporation (the "Parent"), in connection with the Registration Statement on Form S-3 filed on or around December 22, 2015 (the "Registration Statement") by the Parent, the Opinion Subsidiary and certain other subsidiary guarantors (the "Subsidiary Guarantors") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to, among other matters, debt securities of the Parent (the "Debt Securities"), which may be issued in one or more series under one or more indentures or supplemental indentures (the "Indentures") proposed to be entered into with one or more indenture trustees (each, a "Trustee") and guarantees of the Debt Securities by one or more of the Parent or the Subsidiary Guarantors ("Guarantees").

Except as described in this letter, we are not generally familiar with the business, records, transactions or activities of the Opinion Subsidiary. Our knowledge of its business, records, transactions and activities is limited to the Transaction Documents and Authorization Documents set forth below. We were not involved in the preparation of the Registration Statement. We have been retained solely for the purpose of rendering a certain opinion under the laws of the State of Indiana and the State of New York, as applicable.

In connection herewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of those documents, corporate or other records, certificates and other papers that we deemed necessary to examine for the purpose of this opinion letter, including without limitation the following documents:

(1)	the Registration Statement (including all filed exhibits thereto);

(2)	a form of Indenture, including the form of Guarantee provided for therein;

Omega Healthcare Investors, Inc.

December 22, 2015

(3)	articles of organization and the operating agreement of the Opinion Subsidiary as in effect on the date hereof and as certified by the Secretary or Assistant Secretary of the Opinion Subsidiary (the "Organizational Documents");

(4)	a certificate of legal existence for the Opinion Subsidiary as of a recent date; and

(5)	a certificate of the Secretary or Assistant Secretary of the Opinion Subsidiary, certifying as to resolutions relating to the transactions referred to herein and the incumbency of officers.

The documents referenced as items (1) and (2) above are collectively referred to as the "Transaction Documents." The documents referenced as items (3) through (5) are collectively referred to as the "Authorization Documents" (together with the Transaction Documents, the "Reviewed Documents").

In rendering this opinion letter, we have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other limited liability company agreements and instruments of the Opinion Subsidiary, certificates of public officials and officers or other appropriate representatives of the Opinion Subsidiary, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinion hereinafter expressed.

We have made such examination of the laws of the State of Indiana and the State of New York as we deemed relevant for purposes of this opinion letter, but we have not made a review of, and express no opinion concerning, the laws of any jurisdiction other than the State of Indiana and the State of New York.

In our examination of the Reviewed Documents and the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to certificates and statements of appropriate representatives of the Opinion Subsidiary.

In connection herewith, we have assumed that at the time of execution, issuance and delivery of any Guarantee offered by the Opinion Subsidiary, such Guarantee will have been duly authorized, executed and delivered by the Opinion Subsidiary and will be in full force and effect and will not have been terminated or rescinded by the Opinion Subsidiary and at the time of issuance and sale of any Guarantee by the Opinion Subsidiary, the terms of the Guarantee, and its issuance and sale, will have been established so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Opinion Subsidiary, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Opinion Subsidiary.

Omega Healthcare Investors, Inc.

December 22, 2015

We have assumed further that, other than with respect to the Opinion Subsidiary, at the time of execution, issuance and delivery of any Guarantee offered by the Opinion Subsidiary, all of the documents referred to in this opinion letter will have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties thereto, all of the signatories to such documents will have been duly authorized by all such parties and all such parties will be duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that, assuming (i) the Registration Statement has become effective under the Act, (ii) a prospectus supplement or term sheet complying with all applicable laws has been prepared and filed with the Commission describing the Debt Securities and Guarantee offered thereby, (iii) the applicable Indenture has become duly qualified under the Trust Indenture Act of 1939, as amended, (iv) all limited liability company action necessary to authorize and approve the issuance and terms of the Guarantee of the Opinion Subsidiary, the terms of the offering thereof and related matters has been taken and (v) the Guarantee of the Opinion Subsidiary has been duly executed, issued and delivered, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the sole member of the Opinion Subsidiary in accordance with the provisions of the applicable Indenture, and any supplemental indenture to be entered into in connection with the issuance of such Guarantee, the Guarantee of the Opinion Subsidiary will constitute a valid and binding obligation of the Opinion Subsidiary.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinion set forth herein is further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

(a)            We express no opinion herein regarding Indiana or New York securities and blue sky laws.

(b)            We express no opinion as to whether a subsidiary may guarantee or otherwise be liable for indebtedness incurred by its parent except to the extent that such subsidiary may be determined to have benefited from the incurrence of the indebtedness by its parent or whether such benefit may be measured other than by the extent to which the proceeds of the indebtedness incurred by its parent are, directly or indirectly, made available to such subsidiary for its corporate, limited liability company or other analogous purposes.

(c)            Our opinion may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws affecting or relating to the rights and remedies of creditors generally, including without limitation laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law) (iii) an implied covenant of good faith and fair dealing, (iv) requirements that a claim with respect to the Guarantee denominated other than in United States dollars (or a judgment denominated other than in United States dollars with respect to such a claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law; and (v) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign or composite currency.

Omega Healthcare Investors, Inc.

December 22, 2015

(d)            Our opinion is further subject to the effect of generally applicable rules of law arising from statutes, judicial and administrative decisions, and the rules and regulations of governmental authorities that: (i) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating, or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (iv) may, where less than all of the contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; and (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees.

(e)            We express no opinion as to: (i) the enforceability of (A) any provision of the Indentures or of the Guarantee purporting or attempting to (1) confer exclusive jurisdiction and/or venue upon certain courts or otherwise waive the defenses of forum non conveniens or improper venue, (2) confer subject matter jurisdiction on a court not having independent grounds therefor, (3) modify or waive the requirements for effective service of process for any action that may be brought, (4) waive the right of the Opinion Subsidiary or any other person to a trial by jury, (5) provide that remedies are cumulative or that decisions by a party are conclusive, (6) modify or waive the rights to notice, legal defenses, statutes of limitation or other benefits that cannot be waived under applicable law or (7) provide for or grant a power of attorney, or (B) any provision of the Guarantee relating to choice of law; or (ii) the enforceability of (A) any rights to indemnification or contribution provided for in the Guarantee which are violative of public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation) or the legality of such rights, (B) any provisions in the Guarantee purporting to provide to the Trustee or any other person the right to receive costs and expenses beyond those reasonably incurred by it, or (C) provisions in the Guarantee whose terms are left open for later resolution by the parties.

(f)             Enforceability of the Guarantee is further subject to the qualification that certain waivers, procedures, remedies, and other provisions of the Guarantee may be unenforceable under or limited by the laws of the State of Indiana and/or the State of New York; however, such laws do not, in our opinion, substantially prevent the practical realization of the benefits intended by the Guarantee, except that the application of principles of guaranty and suretyship to the acts or omissions of the holder of the Guarantee after execution and delivery of such Guarantee may prevent the practical realization of the benefits intended by the Guarantee through a release or discharge of the Opinion Subsidiary.

Omega Healthcare Investors, Inc.

December 22, 2015

We do not render any opinions except as expressly set forth above. The opinion set forth herein is made as of the date hereof and is subject to, and may be affected by, future changes in the factual matters set forth herein, or future legislative action or judicial decisions and we undertake no duty to advise you of the same. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the captions "Legal Matters". In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Ice Miller LLP